Exhibit 99.8

ADVANCED RESOURCES INTERNATIONAL, INC.

RESEARCH AND DEVELOPMENT CONSULTANTS

CONSENT OF CONSULTANTS

As an independent consulting, research and development firm providing services related to unconventional gas, enhanced oil recovery and carbon capture, utilization and storage (the “Services”), we hereby consent to the inclusion of information included or incorporated by reference in this Registration Statement on Form S-4 (SEC file #333-284972), as amended, of Arcadia Biosciences, Inc. with respect to the information from our firm’s research report dated March 17, 2025, in reliance upon the report of this firm and upon the authority of this firm as experts in consulting, research and development with respect to the Services.

ADVANCED RESOURCES INTERNATIONAL, INC.

/s/ Vello A. Kuuskraa

Name: Vello A. Kuuskraa

Title: President

Arlington, Virginia

July 29, 2025